                                                                   EXHIBIT 99.35
FOR IMMEDIATE RELEASE

CONTACT:            ALLIED Group
                    Donna Smith
                    (515) 280-4891

                           ALLIED LIFE ANNOUNCES THAT
                  ALLIED MUTUAL POSTPONES POLICYHOLDER MEETING
                        FROM JULY 28TH UNTIL AUGUST 26TH

DES MOINES, IOWA, JULY 24, 1998 -- ALLIED Life Financial Corporation (NASDAQ:
ALFC) announced today that the Special Meeting of ALLIED Mutual Insurance Company policyholders scheduled for July 28, 1998 to vote on the ALLIED Mutual's proposed merger with Nationwide Mutual Insurance Company has been postponed until August 26, 1998. The meeting was postponed because approximately 5% of ALLIED Mutual's policyholders did not receive proxy materials from ALLIED Mutual due to a processing oversight.

ALLIED Mutual will mail materials announcing policyholder meeting particulars early next week to all ALLIED Mutual Insurance Company policyholders. Additionally, ALLIED Mutual will be mailing copies of the proxy statement dated June 29, 1998 to those policyholders who were not provided with proxy materials due to the processing oversight.

The Iowa Insurance Department regulatory hearing scheduled for July 29, 1998 is a combined hearing on the proposed merger of ALLIED Mutual and Nationwide Mutual Insurance Company and of Nationwide's acquisition of control of the ALLIED Group, Inc. property-casualty subsidiaries and of ALLIED Life Financial Corporation life insurance subsidiary. Because of the postponement of the policyholder meeting until August 26, the Iowa Commissioner has issued an order stating that at the close of the evidence at the July 29 hearing, the ALLIED Mutual hearing will be adjourned until August 31, 1998 in order to give those policyholders not included in the original mailing by ALLIED Mutual the opportunity to participate in the reconvened hearing.

Nationwide's tender offer for ALLIED Life has various conditions, including obtaining any insurance regulatory approval necessary for the merger of ALLIED Mutual with Nationwide and the requisite vote of the ALLIED Mutual policyholders in support of the ALLIED Mutual-Nationwide merger having been obtained.

ALLIED Life Financial Corporation is a holding company that, through its principal subsidiary, ALLIED Life Insurance Company, underwrites, markets and distributes life insurance and annuity products in rural and suburban areas of the United States. Company financial information is on the Internet at http://www.cfonews.com/alfc.

                                     # # #
[ALFC boilerplate]